Exhibit 10.2B

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421.8102 www.codexis.com

May 9, 2008

From:	Robert S. Breuil, CFO & SVP Finance

To:	Brian P. Dowd, Corporate Controller

Dear Brian,

In light of the extraordinary efforts and abilities that you demonstrated in simultaneously preparing three full years of financial statements and the independent audits associated with each, as well as the concurrent production of all financial statements and analyses required for the successful filing of our S-1, I am pleased to inform you that the Compensation Committee of the Codexis Board of Directors has approved your promotion to the new position of Vice President, Controller, effective immediately.

Your new Base Salary will be $235,000 per year, effective May 1, 2008. As this is an out-of-cycle promotion, your Base Salary will not be subject to annual review or increase until the next full annual review for you, which will occur in the first quarter of 2010.

You will be eligible for an annual performance bonus of up to 25% of your annual Base Salary, in accordance with the terms of the 2008 Codexis Executive Incentive Plan. In recognition of your vital role in the S-1 process, however, I am pleased to inform you that you will be eligible for a Special Bonus of $20,000, to be paid in two equal installments as follows (the conditions set forth below for each are “Triggering Events”):

Installment One:	Payable upon successful completion of the SAS-100 review for 10Q08 and the filing of the first S-1/A incorporating the updated financial results (10Q08 and 10Q07);

Installment Two:	Payable upon successful completion of Codexis’ IPO.

Payment of each of the Installments is contingent upon your remaining as a full-time employee through and to the date of the related Triggering Events. Payment of the Special Bonus will not offset, reduce or otherwise count against your eligibility for your annual bonus under the Codexis Executive Incentive Plan.

The Compensation Committee has endorsed my recommendation that you be granted a stock option to purchase 50,000 shares of Codexis common stock, and will present the recommendation to the Board of Directors at its next regularly-scheduled meeting on May 22, 2008. This option will vest in accordance with our standard policy.

Like all Codexis Employees and Executives, you remain an at-will employee, and are bound by the terms more fully set forth in your Employee Confidential Information, Secrecy, and Invention Agreement, dated June 4, 2007 and our Employee Handbook.

As you and I have discussed, we both have a lot of work to do and things to change, and I look forward to collaborating with you to take our shared responsibilities to the next level so that we can both effectively support the rapid growth of Codexis while maintaining the accuracy, completeness and timeliness of the information that we provide to shareholders.

Congratulations,

/s/ Robert S. Breuil

Robert S. Breuil

CFO & SVP Finance

Codexis, Inc.   200 Penobscot Drive   Redwood City, CA 94063   Tel: 650.421.8100   www.codexis.com